STATE OF GEORGIA,
COUNTY OF APPLING

                       INDENTURE OF LEASE

     THIS INDENTURE OF LEASE (this "Lease"), made and executed in duplicate as of the 12 day of October, 1993, by and between
             DEVELOPMENT AUTHORITY OF APPLING COUNTY
a body politic created by statutory authority contained in provisions of an Act of the Georgia General Assembly (Ga. Laws, 1969, p.137, et.seq., as amended) with its office in Appling County, Georgia ("Lessor"), and
                      THIMBLE SQUARE, INC.
a Georgia corporation with its registered office in Bryan County, Georgia, and a place of business in Appling County, Georgia ("Lessee").
                          WITNESSETH :
     WHEREAS, Lessor owns the Premises ( as hereinafter defined), and desires to lease same to Lessee; and
     WHEREAS, Lessee desires to lease the Premises from Lessor with the right to purchase upon the terms and conditions set forth herein;
     NOW, THEREFORE, for and in consideration of the rents stated in Article III hereof and of the covenants and agreements hereinafter mentioned to be kept and performed by Lessee, Lessor does by these presents lease and let unto Lessee, and Lessee does hereby hire and take from Lessor, that certain improved tract or parcel of land in the Appling County Industrial Park described in Exhibit A attached hereto and made a part hereof, and hereinafter referred to as the "Premises".
     It is hereby mutually covenanted and agreed that; (a) delivery of the Premises is being made by Lessor to Lessee in its present condition "as is" and "where is" and that Landlord has made no representation with respect to the physical condition thereof except that Lessor will warrant the heating and air conditioning system to be in good operating condition for a period of thirty
(30) days after the Commencement Date; and (b) this Lease is made upon the following agreements, conditions, covenants and terms:
     ARTICLE I.  HEADINGS.
     Section 1.01. The various headings and numbers herein, and the grouping of the provisions of this Lease into separate Articles and Paragraphs, are for the purpose of convenience only and in no way define, limit, construe, or describe the scope or intent of such Sections or Articles nor in any way affect this Lease.
     ARTICLE II.  TERMS OF THIS LEASE
     Section 2.01. The term of this Lease shall commence on the first day of October, 1993, (the "Commencement Date"), and shall continue for a term of eighty-four (84) months (the "Term"), commencing on the Commencement Date and expiring the last day of September, 2000 (the "Termination Date"), unless sooner terminated in accordance with this Lease. For the purpose of this Lease, the term "Lease Year" shall mean any twelve (12) month period beginning on the first day of the month next following the Commencement Date unless the Term commences on the first day of a month in which event the twelve (12) month period shall commence on the Commencement Date.
     ARTICLE III.  RENT.
     Section 3.01. Lessee covenants and agrees to pay without demand, set-off or abatement, except as specifically otherwise set forth herein, and Lessor agrees to accept as "Monthly Rent" (herein so called) for the Premises during the Term the following sums:
     a. $2,000.00 per month for the first and second Lease Years (October, 1993 through September, 1995);
     b. $2,500.00 per month for the third Lease Year (October, 1995 through September, 1996); and
     c. $3,000.00 per month for the balance of the Lease Term.
     The aforesaid lease payments ("Monthly Rent") shall be paid on the first day of each calendar month in advance. In the event the Commencement Date is other than the first day of a month, rent for the initial month shall be prorated according to the number of days from the Commencement Date through the end of the month.
     All rental payments hereunder shall be made to Lessor at Post Office Box 413, Baxley Georgia 31513, or at such other place or to such other person as Lessor may designate in writing from time to time.
     Section 3.02. All payments other than Monthly Rent required to be made by Lessee under any of the terms or conditions of this Lease shall be collectible as "Additional Rent" hereunder whether or not the provision requiring such payment specifically so states (Monthly Rent and Additional Rent are collectively referred to herein as "Rent"). Any payment of Rent not made by Lessee on the date or time herein specified for such payment shall bear interest at the lesser of eighteen percent (18%) per annum (the "Lease Interest Rate"), from such date or time until such payment shall be made by Lessee.
     Section 3.03. The parties intend that this Lease shall provide for a net return to Lessor in the amount of the rentals set forth hereinabove. The parties, therefore, agree that all costs, expenses or obligations related to Lessee's use or occupancy of the Premises, shall be paid and discharged by Lessee and shall be collectible as Additional Rent for all purposes of this Lease.
This section contemplates that Lessee shall be responsible for taxes, utilities, insurance and routine maintenance attributable to Lessee's use of the Premises.
     ARTICLE IV.  ADDITIONS, CHANGES AND ALTERATIONS; EQUIPMENT.
     Section 4.01. At any time, and from time to time, with Lessor's prior written approval, which will not be unreasonably withheld, Lessee, at its sole cost and expense, may make additions to and structural changes and alterations in and upon any or all of the improvements now or hereafter located on the Premises and may make additional improvements on the Premises provided that:
     a. Such additions, changes, alterations or improvements, when completed, shall not materially impair the strength or value of the existing improvements located on the Premises and shall be in conformity and compliance with all applicable laws, building ordinances and regulations;
     b. Whenever the contemplated cost of such structural additions, changes, alterations, or improvements exceeds $5,000.00, Lessee shall first deliver to Lessor detailed plans and specifications therefor and Lessee shall grant Lessor a period of thirty (30) days during which Lessor may approve such plans and specifications or indicate the reasons for its disapproval of same. Provided that the work to be constructed is in accordance with Subsection 4.01 (a) hereof, Lessor shall approve such plans and specifications. If Lessor has not acted within thirty (30) days of the date of delivery of such plans and specifications, it will be deemed to have approved the same. Nothing in the Lease shall imply or be deemed to be a consent or agreement by Lessor to subject Lessor's estate or the Premises to liability under any mechanics' or other lien law. All such additions, changes, alterations or improvements shall be and remain part of the realty and the property of the Lessor and subject to this Lease.
     Section 4.02.
     a. At any time, and from time to time, Lessee may, at its sole cost and expense, install, assemble or place upon the Premises any items of Equipment (as defined in Subsection 4.02 (b)), which Equipment shall be and remain the property of Lessee or other owner thereof and shall not become part of the Premises.
     b. As used herein, the term "Equipment" shall mean all wquipment, appliances, machinery, signs, furniture and trade fixtures now or hereafter installed or placed on the Premises, whether or not physically attached thereto, and used or useable in the operation and maintenance of the business of Lessee or any Permitted Subtenant (as defined in Article XII) or any other person on the Premises. Equipment shall not include heating, ventilating and air-conditioning plants and systems, electrical (except bus duct installed by Lessee), sprinkler and plumbing fixtures and systems and other like equipment and fixtures which constitute an integral part of the building constructed on the Premises.
     c. Lessee may remove the Equipment at any time at or prior to the Expiration Date or earlier termination of this Lease, provided that Lessee shall repair any and all damage to the Premises resulting from such removal. For the purposes of this Subsection 4.02(c), the term "Lessee" shall be deemed to include subsidiaries of Lessee and any other Permitted Subtenant.
     ARTICLE V. RECONSTRUCTION OF DAMAGED, DESTROYED OR REMOVED IMPROVEMENTS; REPAIR AND MAINTENANCE.
     Section 5.01. In the event that the Premises are damaged or destroyed by fire or other casualty, Lessee shall have the right and option to either (i) repair, replace or reconstruct the premises utilizing insurance proceeds, or (ii) terminate this Lease, with Lessor and/or Lessor's mortgagee to receive all building insurance proceeds and the parties having no further rights or obligations with respect to the other. Lessee shall be entitled to the proceeds of the insurance on its contents, business interruption and other insurance it may obtain in connection with the business conducted upon the Premises. If Lessee elects to continue, the repair, replacement or reconstruction shall be accomplished within such time as may be reasonable under the circumstances after allowing for delays caused by strikes, lockouts, acts of God, fire, unavailability of materials or labor, or any other cause or casualty beyond the reasonable control of Lessee. The design and specifications of such repair, replacement or reconstruction shall be as determined by Lessee after obtaining Lessor's prior consent, which shall not be unreasonably withheld; but such work shall restore the Premises to not less than their value immediately prior to the damage, destruction, demolition or removal.
     Section 5.02. Lessee, at its sole cost and expense, will keep and maintain the Premises in good repair and in safe and sanitary condition and will, at its sole expense, make all necessary non-structural repairs, replacements and renewals, which shall be substantially equal in quality and class to the original work. Lessee will conform with and do all things necessary to comply with every valid law, regulation, order and requirement of any governmental authority relating to the Premises and will hold and save Lessor free and harmless of all losses, costs, expenses, claims or liabilities for the breach thereof, or failure to comply therewith and for the breach of or failure to comply with any valid law, regulation, order and requirement of any governmental authority relating to the conduct of Lessee's business in the Premises.
     ARTICLE VI.  USE OF THE PREMISES.
     Section 6.01. The Premises shall be used only for lawful, proper and legitimate purposes, and Lessee shall not use, nor suffer nor permit any person to use, the same or any part thereof for any purpose or in violation of the laws of the United States or of the State in which the Premises are located, or of the ordinances of any political subdivision of the State, or any covenant, restriction or condition affecting the Premises, nor for any immoral or unlawful purpose whatsoever.
     Section 6.02. Lessor shall not be liable for any encroachment upon any property adjacent to the Premises by any future building or other structure intended to be erected upon the Premises by Lessee. Lessee agrees to indemnify and save harmless Lessor from and against any and all liabilities, penalties, damages, expenses and judgments on account of the location of any such building or other structure on or partly on such adjacent property.
     ARTICLE VII.  CONSTRUCTION LIENS.
     Section 7.01. Lessee will keep the Premises free and clear of mechanics', laborers', or materialmen's liens, and other liens of similar nature, which may arise in connection with any work performed on the Premises by or at the direction or sufferance of Lessee; provided, however, that Lessee shall have the right to contest the validity or the amount of any such lien or claimed lien, if Lessee shall, within ten (10) days after Lessee is informed that the lien is filed against the Premises, give to Lessor or any mortgagee of the Premises ( a "Mortgagee"), such reasonable security as may be demanded by Lessor or a Mortgagee to insure payment of such lien and prevent any sale, foreclosure or forfeiture of the Premises by reason of such nonpayment. On final determination of the lien or claimed lien, Lessee shall immediately pay any judgement rendered, with all proper costs and charges, and shall have the lien released or judgment satisfied at Lessee's own expense. Should any such lien be placed on the Premises and the same ripen into a judgment which has become final, Lessor, at its option, may pay any such final judgment and clear the Premises therefrom, and any monies so paid out by Lessor on account of any such judgment shall be repaid by Lessee to Lessor at the next ensuing rent day and shall draw interest at the Lease Interest Rate from time of payment by Lessor until repaid by Lessee.
     Section 7.02. In the event any lien is filed against the Premises or any such action is commenced affecting the title hereto, as between Lessor and Lessee, the notified party shall give the other prompt written notice thereof.
     Section 7.03. Nothing in this Lease shall authorize Lessee to, and Lessee shall not do any act which will in any way encumber the title of Lessor in and to the Premises, nor shall the interest or estate of Lessor in the Premises be in any way subject to any claim whatsoever by virtue of any act or omission of Lessee. Any claim to a lien upon the Premises arising from any act or omission of Lessee shall be valid only against Lessee and shall in all respects be subordinate to the title and rights of Lessor and any person claiming by, through or under Lessor in and to the Premises. Lessee shall remove any lien or encumbrance on its interest in the Premises within ten (10) days after it has received notice thereof; provided, however, that Lessee may in good faith contest any such item if it posts a bond or other adequate security with Lessor.
     ARTICLE VIII.  TAXES, ASSESSMENTS, AND UTILITY CHARGES.
     Section 8.01. Lessor and Lessee agree that Lessor is under no obligation to provide and/or pay for any services, including any utilities, and taxes, including personal property taxes, assessments and levies, whether general or special, ordinary or extraordinary, of every nature or kind whatsoever which may be taxed, charged, assessed, levied or imposed at any time or from time to time during the term of this Lease (including taxes for the year in which such term begins) by the State, any political subdivision thereof or any governmental or quasi-governmental body having jurisdiction thereover, upon or against: (i) the Premises or the occupancy, use or possession thereof; or (ii) any estate, right, title or interest of Lessor and of Lessee or of either of them in or to the Premises. It is agreed, however, that (x) taxes for the years in which the commencement and the termination of this Lease occur shall be prorated, and Lessee shall be required to pay as its prorated share only that portion of the taxes levied for the period of the taxable year for which this Lease shall have been in effect, and (y) Lessee shall not be obligated to pay any installment of any special assessment which may be levied, assessed or confirmed during the Term, but which does not fall due and is not required to be paid until after its termination, unless the special assessment is attributable to Lessee's use, occupancy or possession of the Premises. All amounts payable by Lessee but not paid when due may be paid by Lessor and collectible by Lessor as though the same were Additional Rent hereunder.
     Section 8.02. Nothing contained herein shall be construed to require Lessee to pay any transfer, estate, inheritance, succession, or gift tax or taxes imposed in respect of any devise or gift of any interest of Lessor or it successors or assigns in the Premises, nor nay income tax imposed in respect of Lessor's income from the Premises.
     Section 8.03. Except as permitted by Section 8.04 the taxes, assessments and other impositions to be paid by Lessee in this
Article VIII shall be paid before any delinquency can occur therein or in any part or installment thereof, and certificates of payment shall be delivered to Lessor upon request.
     Section 8.04. Both Lessor and Lessee shall have the right to contest the legality or validity of any of the taxes, assessments or other impositions herein provided to be paid by Lessee, but no such contest shall be carried on or maintained by Lessee after the time limit for the payment of any such taxes, assessments or other impositions unless Lessee as its option, (i) shall pay the amount involved under protest; or (ii) shall procure and maintain a stay of all proceedings to enforce any collection of such taxes, assessments or other impositions, together with all penalties, interest, costs and expenses, by a deposit of a sufficient sum of money or by such undertaking as may be required or permitted by law to accomplish such stay; or (iii) shall deposit with Lessor, or a Mortgagee, as security for the performance by Lessee of its obligations hereunder with respect to such taxes, assessments or other impositions, such reasonable security which will not be less than the amount of the taxes, assessments or other impositions, then due as may be demanded by Lessor or a Mortgagee to ensure payment of such contested taxes, assessments or other impositions and all penalties, interest costs and expenses which may accrue during the period of the contest. In the event any such contest id made by Lessee, then, within thirty (30) days after final determination thereof, Lessee shall fully pay and discharge the amount determined in or by any such contest, together with all penalties, fines, interest, costs or expenses that may have accrued thereon or that may have result from any such action by Lessee, whereupon Lessor shall return to Lessee all amounts, if any, deposited by Lessee in accordance with the provisions hereof.
     Section 8.05. Lessor will promptly deliver to Lessee any and all tax notices or assessments which it may receive relating to the Premises.
     ARTICLE IX.  PUBLIC LIABILITY AND PROPERTY DAMAGE.
     Section 9.01.
     a. Lessee does hereby release Lessor and shall at all times indemnify and defend Lessor and save it harmless from and against all claims, suits, actions, damages, judgments, liabilities, fines, penalties, costs and expenses for loss of life, personal injury or damage to property arising from or out of occurrences during the Term within or upon the Premises occasioned wholly or in part by any act or omission of Lessee or breach of this Lease by Lessee or by any person or entity under its control. If Lessor shall be made a party to any litigation commenced by or against Lessee or by any third party, which litigation is related solely to Lessee's use or occupancy of the Premises and involves Lessor only as owner of the Premises, Lessee shall indemnify and hold Lessor in connection with such litigation. Provided, however, that this indemnify is not intended and shall not extend to any action filed by Lessee against Lessor as a result of any claimed breach of this Lease.
     b. Lessee also hereby releases Lessor from any and all liability arising from (i) the operation, conduct or management of or from any work or thing whatsoever done in, on or about the Premises or any building, structure, equipment (including, without limitation, plumbing, heating or air-conditioning equipment, water pipes and electrical wiring) or improvement now or hereafter erected or placed on the Premises, excepting Lessor's thirty (30) day heating and air conditioning system warranty set forth at the beginning of this Lease.
     Section 9.02. Lessee will keep in effect at its sole cost and expense and with financially responsible insurance companies qualified to do business in the state in which the Premises is located and acceptable to Lessor (an "Insurer"), a comprehensive general liability policy either directly or indirectly covering the Premises and providing coverage with minimum limits of liability not less than $500,000.00 for bodily injury to one person, $1,000,000.00 for bodily injury to any group of persons as a result of one accident and $1,000,000.00 for property damage. Such policy shall name Lessor and a Mortgagee, if any, as additional insured and certificates that such insurance is in force shall be delivered to Lessor; such certificate containing an agreement by the Insurer that such policy shall not be cancelled or modified (as it applies to Lessor and a Mortgagee) without thirty (30) days' prior written notice to Lessor and a Mortgagee by registered mail, return policy receipt requested, and that no act or omission by Lessee shall invalidate such policy as it applies to Lessor or Mortgagee.
     Section 9.03. Lessee shall bring or keep property upon the Premises solely at its own risk, and Lessor shall not be liable for any damages thereto or any theft thereof. Lessee shall maintain fire and extended coverage insurance, which may include self-insurance, covering such personal property in such amounts and against such risks as is customarily maintained by similar businesses, and provide Lessor with evidence of such insurance coverage.
     ARTICLE X.  FIRE INSURANCE.
     Section 10.01. Lessee, at its sole cost and expense, will keep the buildings and the improvements now or hereafter located on the Premises insured against fire (with extended coverage) with an Insurer in an amount equal to not less than their full fair insurable value, exclusive of foundations, excavations and pavement. Such insurance shall be so issued as to cover the several interests of Lessor, a Mortgagee, and Lessee, and shall provide that in case of loss or damage the proceeds thereof shall be payable to Lessor, Mortgagee, and Lessee, as their interests may appear. Such insurance may also provide for "rents coverage" insurance.
     Section 10.02.  If after any loss insured against pursuant to
Section 10.01, Lessor shall, pursuant to Lessee's options set forth in Section 5.01, hereof, either (i) proceed with repair or rebuilding the Premises, or (ii) terminate this Lease.
     Section 10.03. Lessee shall deliver to Lessor certificates evidencing that all insurance which Lessee is required to provide and maintain in effect hereunder is in force. Should Lessee fail to provide, maintain or pay for any of the insurance hereinbefore provided for, Lessor at its option may procure such insurance. Any sums paid out by Lessor for any such insurance shall be repaid by Lessee to Lessor on the first day of the calendar month next following payment thereof by Lessor, together with interest thereon at the Lease Interest Rate from the date of payment by Lessor until repaid by Lessee.
     Section 10.04. Lessor, Lessee and the owner of the Premises shall be named insureds, as their interests may appear, in any insurance policy issued pursuant to Articles IX and X.
     ARTICLE XI.  CONDEMNATION.
     Section 11.01. In the event that the Premises, or any part thereof, shall be taken in condemnation proceedings or by exercise of any right of eminent domain or by agreement between Lessor, Lessee and those authorized to exercise such right (any such "Partial Taking" [herein so called] or "Full Taking" [herein so called]) being hereinafter generically referred to as a "Taking"), Lessor, Lessee and any person or entity having an interest in the award or awards shall have the right to participate in any such condemnation proceedings or agreement for the purpose of protecting their interests hereunder. Each party so participating shall pay its own expenses therein.
     Section 11.02. If at any time during the Term there shall be a Taking of the whole or substantially all of the Premises, this Lease shall terminate and expire on the date of such Taking and Monthly Rent and Additional Rent shall be apportioned and paid to the date of such Taking. For the purpose of this Article XI, "substantially all of the Premises" shall be deemed to have been taken if Lessee and Lessor agree, or failing such agreement, it is determined by arbitration as provided in Section 11.05, that the untaken part of the Premises is insufficient for the economic and feasible operation thereof by Lessee.
     Section 11.03. If this Lease shall have terminated as a result of such Taking, the proceeds from the real estate award ("the Award"), shall be applied for the following purposes in the following order:
     a. First, to pay the unpaid balance of any mortgages affecting the Premises at the time of taking; and
     b. Second, any balance of the Award remaining after payment of the amount set forth in Subsection 11.03(a) shall be paid to Lessor as owner of the fee, and Lessee for its leasehold interest, as the parties or a court may determine.
     Lessee shall be entitled to a separate award for removal and dislocation expenses as granted to tenants of real estate under the Eminent Domain Laws of the State in which the Premises is located.
     Section 11.04. If this Lease shall not have been terminated pursuant to Section 11.02, after any such Taking, this Lease shall continue in full force and effect as to the portion of the Premises not taken and otherwise remain unaffected except:
     a. The Monthly Rent shall be reduced by an amount which bears the same proportion to the Monthly Rent immediately prior to the Partial Taking as the amount of the Award paid to Lessor or a Mortgagee and not applied to the restoration of the improvements located on the Premises pursuant to Subsection 11.04(b) shall bear to the condemnation proceedings or agreement. Until the new Minimum Rent shall have been determined, Lessee shall continue to Minimum Monthly Rent as set forth in Section 1.01 of Schedule One and upon such determination, an appropriate adjustment shall be made and Lessee shall receive credit for any overpayment.
     b. Lessee shall, promptly after such Taking and, at its sole cost and expense, restore such building or buildings to a complete architectural unit, in which event Lessee shall be entitled to reimbursement from Lessor for the costs thereof the Award. Lessee shall be responsible for obtaining at its sole cost and expense any replacement or substitute equipment required by it.
     c. The Award shall be paid to Lessor and applied first to restoration as set forth in Subsection 11.04(b) and any balance of the Award shall be the property of Lessor subject to an obligation to make a Minimum Annual Rent adjustment as set forth in Subsection 11.04(a).
     Section 11.05. In the event of any dispute between Lessor and Lessee with respect to any issue of fact (other than one determined by the condemnation court or board or other body authorized to make the award) arising out of a Taking set forth in this Article XI, such dispute shall be resolved by arbitration in accordance with the Georgia Arbitration Special Statutory Proceedings (O.C.G.A. Sections 9-9-30, et.seq.).
     ARTICLE XII.  ASSIGNMENTS, TRANSFERS, AND SUBLETTING.
     Section 12.01. Any assignment or subletting of Lessee's rights in this Lease shall require the prior written consent of Lessor, which will not be unreasonably withheld. No such subletting or assignment shall relieve Lessee of any of the obligations under the terms and conditions of this Lease, and Lessor shall at all times have the right to look to Lessee for the performance of all of the covenants to be performed on the part of Lessee.
     Section 12.02. This Lease may be assigned or transferred by Lessor without limitation; provided that (except in the case of assignments to a Mortgagee) twenty (20) days' prior notice of the assignment or transfer is given to Lessee; and upon such assignment or transfer, which shall be subjected to this Lease, and notice to Lessee thereof, the individuals and corporate entity now comprising Lessor shall be relieved of any liability hereunder thereafter accruing; provided, further, that any successor or assignee assumes all obligations and covenants of Lessor under this Lease and immediately thereafter is in compliance therewith. In the event of an assignment of this Lease by Lessor to a Mortgagee, Lessee agrees upon notice to pay all monthly Rent and Additional Rent directly to such Mortgagee.
     ARTICLE XIII. EXPENSES OF ENFORCEMENT; LESSORS'S BANKRUPTCY; TERMINATION; SURRENDER OF PREMISES.
     Section 13.01.
     a. Either party hereto shall pay all reasonable attorneys' fees and expenses incurred by the other in enforcing any of the obligations under this Lease.
     b. Subject to the notice requirements of this Article XIII, if Lessee shall default in the observance or performance of any of its obligations hereunder, Lessor may preform such obligations after twenty (20) days following notice to Lessor. If Lessor, in connection therewith or in connection with any default by Lessee in the covenant to pay Rent hereunder, makes any expenditure or incurs any obligations for the payment of money, including, but not limited to, reasonable attorney's fees and costs incurred in instituting, prosecuting or defending any action or proceeding, such sums so paid or obligations incurred, together with interest at the Lease Interest Rate, shall be deemed to be Additional Rent hereunder and shall be paid by Lessee to Lessor upon demand in accordance with the provisions of Article III. If the Term shall have expired or this Lease shall have been terminated at the time Lessor makes such expenditures or incurs such obligations, such sums shall be recoverable by Lessor as damages.
     Section 13.02.
     a. If Lessee defaults under this Lease, and such default shall continue for ten (10) days following notice thereof from Lessor, in the payment of Rent due hereunder, or of any other sum required to be paid by Lessee under this Lease, or under the terms of any other agreement between the parties, or if default shall be made, and shall continue for twenty (20) days following notice, in the performance of any of the other terms, covenants or conditions which Lessee is required to observe and perform under the Lease or if the interest of Lessee in this Lease shall be levied upon execution or other legal process, or if any petition shall be filed by or against Lessee in a court of bankruptcy, or if Lessee shall be declared insolvent according to law, or make an assignment, or if Lessee shall abandon or vacate the Premises during the Term, then Lessor may, but need not, treat the occurrence of any one or more of the foregoing events as a breach of this Lease, and thereupon may, at its options, terminate this Lease, repossess the Premises in accordance with the provisions hereof, and be entitled to recover immediately, as damages, the total amount of Rent and any other charges due and to be paid by Lessee during the balance of the Term, less the fair rental value of the Premises for said period, together with any other sum of money owed by Lessee to Lessor.
     b. Lessee or any trustee for Lessee may only assume this Lease if (i) it cures or provides adequate assurance that Lessee or the trustee will promptly cure any default hereunder, (ii) it compensates or provides adequate assurance that Lessee will promptly compensate Lessor for any actual pecuniary loss to Lessor resulting from Lessee's default, and (iii) it provides adequate assurance of future performance under this Lease by Lessee. To the extent permitted by law, in on event after the assumption of this Lease by Lessee or any trustee for Lessee shall any then existing default remain uncured for a period in excess of that permitted by this Lease. Adequate assurance of future performance of this Lease shall include, without limitation, adequate assurance (x) of the source of Rent required to be paid by Lessee hereunder, and (y) that assumption or permitted assignment of this Lease will not breach any provision hereunder.
     Section 13.04.
     a. Upon the expiration or earlier termination of this Lease, whether by lapse of time, operation of law or pursuant to the provisions of this Lease, Lessee shall surrender the Premises (including approved alterations, additions or improvements made pursuant to Articles IV and V) in good condition and repair, reasonable wear and tear excepted, remove all of its personal property from the Premises and repair any damage to the Premises caused by such removal.
     b. If Lessee shall fail or refuse to restore the Premises, Lessor may do so and recover its cost from Lessee for so doing. If Lessee shall fail or refuse to comply with Lessee's duty to remove all personal property from the Premises and the building upon the expiration or termination of this Lease, the parties hereto agree and stipulate that Lessor may, at its election (i) treat such failure or refusal as an offer by Lessee to transfer title to such personal property to Lessor, in which event the title thereto shall thereupon pass under this Lease as a bill of sale, or (ii) treat such failure or refusal as conclusive evidence, on which Lessor shall be entitled to rely absolutely, that Lessee has forever abandoned such personal property. In either event, Lessor may, with or without accepting title thereto, keep or remove, store, destroy, discard or otherwise dispose of all or any part thereof in any manner that Lessor shall choose without incurring liability to Lessee or to any other person. In connection with any such disposition, Lessor shall use reasonable efforts to mitigate its damages. In no event shall Lessor ever become or be charged with the duties of a bailee of any personal property of Lessee. The failure of Lessee to remove any personal property from the Premises shall forever bar Lessee from bringing any action or asserting any liability against Lessor with respect to any such property which Lessee fails to remove.
     ARTICLE XIV.  OWNERSHIP AND POSSESSION WARRANTY.
     Section 14.01. If Lessee shall perform all of its covenants, agreements and obligations hereunder, Lessor covenants and agrees that Lessee shall have the peaceful and quiet enjoyment of the Premises throughout the Term without hindrance on the part of Lessor.
     ARTICLE XV.  HOLDING OVER BY LESSEE.
     Section 15.01. If Lessee holds over or remains in possession or occupancy of the Premises or any part thereof after the expiration of the Primary Term or any extended term (if such option has been provided for in this Lease and has been properly exercised by Lessee) or after any sooner termination of this Lease, without a proper exercise of any extension option or without another written agreement leasing the Premises being actually made and entered into by Lessor and Lessee, and only if Rent is paid by Lessee and accepted by Lessor for or during any period of time Lessee so holds over or remains in possession or occupancy, such holding over or continued possession of occupancy shall create only a tenancy from month to month at a mutually agreeable rental but no less than the last Minimum Monthly Rent in effect on the last day of the Term or any extension thereof then in effect and upon all terms, covenants and conditions, (other than length of the Term and extension thereof), set forth in this Lease, which may at any time be terminated by either Lessor or Lessee by giving to the other thirty (30) days prior notice of intention to terminate the same.
     ARTICLE XVI.  WAIVERS.
     Section 16.01. No waiver by Lessor of any breach by Lessee of any of its obligations or agreements, or the terms, covenants and conditions hereunder shall be deemed to be a waiver of any subsequent breach of the same or any other covenants, agreements or obligations, nor shall any forbearance by Lessor to seek a remedy for any breach by Lessee by deemed a waiver by Lessor of its rights or remedies with respect to such breach.
     ARTICLE XVII.  TERMINATION.
     Section 17.01. At the termination of this Lease or upon repossession by Lessor for any reason, Lessee and any subtenants under Lessee, and any and all persons holding or claiming under Lessee, shall surrender possession of the Premises to Lessor as provided in Section 13.04 hereof.
     Section 17.02. At the termination of this Lease for any cause, provided Rent and other charges shall have been fully paid, Lessee and any subtenants under Lessee, and any and all persons holding or claiming under Lessee, shall have the right to remove from the Premises all personal property, tools, machinery and trade fixtures and Equipment installed by Lessee or any person holding under Lessee at its own expense, irrespective of how any of such property may be attached to the Premises; provided, however, that Lessee shall repair to Lessor's satisfaction any and all damage to the Premises caused by the removal of such property.
     ARTICLE XVIII.  COVENANTS TO RUN WITH THE LAND.
     Section 18.01. All covenants, agreements, and engagements in this Lease shall be construed as covenants running with the land, and all rights given to and obligations imposed upon the respective parties shall be construed as inuring to and binding upon the successors in interest and assigns of the parties hereto, respectively.
     ARTICLE XIX.  SHORT FORM OF THIS LEASE.
     Section 19.01. Upon request of either party after the execution of this Lease, the parties agree to promptly execute, acknowledge and deliver a Short Form or Memorandum of Lease for recording purposes if requested by one of the parties, and the terms hereof shall constitute a part thereof as though recited at length therein.
     ARTICLE XX.  NOTICES
     Section 20.01. Any notice provided for herein must be delivered by courier service or mailed by certified or registered United States mail, postage prepaid, return receipt requested, to the parties as follows:
     If to Lessor:  Development Authority of Appling County
                    501 West Parker Street
                    Post Office Box 413
                    Baxley, GA  31513
                    Attn:  Chairman
                    Fax:  912-367-2073

     If to Lessee:  Thimble Square, Inc.
                    230 Frost Industrial Blvd.
                    Baxley/Pembroke, Georgia  31513
                    Attn:  Lee Schwartz, President
                    Fax:  912-367-1320
     Each party shall have the right to specify any other address in the United States by giving to the other party at least fifteen
(15) days prior written notice thereof.
     ARTICLE XXI.  SUBORDINATION, ATTORNMENT AND NON-DISTURBANCE.
     Section 21.01. This Lease and Lessee's leasehold estate shall be subordinate and subject in all respects to any presently existing mortgage or mortgages which ar liens against the Premises and, at Lessor's request, Lessee shall execute and deliver to Lessor an instrument in recordable form confirming such subordination; provided that such subordination shall not affect the respective rights of Lessor, Lessee and any mortgagee under
Article XII hereof; and, provided further, that Lessor will use its best efforts to secure for Lessee at such time an instrument executed by all necessary parties in recordable form whereby any Mortgagee or proposed mortgagee agrees that Lessee shall not be interfered with or disturbed in its use, possession and enjoyment of the Premises by the mortgagee, or any person or firm claiming under the mortgagee, such instrument to be binding upon any successor of a Mortgagee or any purchaser at judicial sale upon foreclosure of the mortgage, so long as Lessee is not in default hereunder.
     If at any time during the Term any Mortgagee or proposed mortgagee shall become owner of the Premises as a result of foreclosure or otherwise or becomes a "Mortgagee in Possession" of the Premises, Lessee shall, upon request and upon assumption by said mortgagee of Lessor's obligations hereunder, attorn to such mortgagee from time to time upon the then terms and conditions of this Lease and shall execute instruments in confirmation of such attornment.
     ARTICLE XX11.  ESTOPPEL; CERTIFICATE.
     Section 22.01. At any time, and from time to time, Lessee shall execute, acknowledge and deliver to Lessor a statement in writing in form satisfactory to Lessor certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and the dates to which Minimum Monthly Rent and Additional Rent have been paid in advance, if any, and stating whether or not to the best knowledge of the signer of such certificate Lessor is in default in performance of any term, covenant or condition contained in this Lease.
     ARTICLE XXIII.  ENTRY AND INSPECTION.
     Section 23.01. Lessee shall permit Lessor and Lessor's authorized agents to enter upon the Premises at reasonable time during Lessee's business hours for the purpose of inspecting the same and of ascertaining Lessee's compliance with the terms and conditions of this Lease.
     Section 23.02. In entering upon the Premises, Lessor will observe Lessee's prevailing security arrangements and will make such entries so as to cause as little inconvenience, annoyance or disturbance as possible.
     ARTICLE XIV. CUMULATIVE REMEDIES; NO WAIVER; ENTIRE AGREEMENT, NO ORAL CHANGE; GOVERNING LAW; SEVERABILITY; EXHIBITS; SIGNS.
     Section 24.01. The specific remedies to which Lessor or Lessee may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which they may be lawfully entitled in case of any breach or threatened breach by either of them of any provision of this Lease. The failure of either party to insist in any one or more cases upon the strict performance of any of the covenants of this Lease, or to exercise any option herein contained, shall no be construed as a waiver or relinquishment for the future of such covenant or option. A receipt by Lessor of any installment of Rent with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach. This Lease and the Schedules and Exhibits attached to this Lease and made a part hereof set forth all the covenants, promises, agreements, conditions and understanding between Lessor and Lessee concerning the Property, and there are no covenants, promises, agreements, conditions or understandings, heretofore made, either oral or written, between them other than as herein set forth. No waiver, change, modification or discharge by either party hereto of any provision in this Lease shall be effective unless expressed in writing and signed by the party to be bound.
     Section 24.02. This Lease shall be construed and enforced in accordance with the laws of the State of Georgia.
     Section 24.03. If any provisions of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease shall not be affected thereby and each provision of this Lease, including the invalid or unenforceable provision, shall be valid and enforceable to the fullest extent permitted by law.
     Section 24.04. Any signs which Lessee desires to use on the Premises must be approved by Lessor, which approval shall not be unreasonable withheld, and meet all applicable laws, ordinances and regulations.
     ARTICLE XXV.  SUCCESSORS AND ASSIGNS.
     Section 25.01. This Lease shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.
     ARTICLE XXVI.  ENVIRONMENTAL COMPLIANCE.
     Section 26.01. Lessee covenants and agrees that it will use the Premises in compliance with any and all local, state or federal laws and regulations dealing with hazardous or dangerous waste, clean air and water and other environmental matters, and Lessee specifically shall indemnify and hold Lessor harmless for any costs and expenses incurred by Lessor in default of this covenant by Lessee. Any work or expense for such compliance shall be the sole responsibility of Lessee from and after the Commencement Date.
     Section 26.02. At the termination of this Lease, Lessee shall remove any tanks, drums or other storage of any hazardous or dangerous waste substances (as so defined by any local, state or federal authority) installed by Lessee or installed by Lessor at the written request of Lessee. Such removal shall satisfy all applicable laws and regulations, and Lessee shall furnish to Lessor appropriate documentation of lawful removal and disposition.
     Section 26.03. If, at any time during the term of this Lease, any local, state or federal authority or any of Lessor's mortgagees should request a report on any such hazardous substances Lessee has stored or allowed to be stored on the Premises during the Term, Lessee will either cause said report to be made as soon as practicable at its own cost and expense, or if not made within thirty (30) days of Lessor's request for the same, will reimburse Lessor, as Additional Rent, for Lessor's cost of obtaining said report.
     Section 26.04. Lessee shall dispose of any cleaning materials, including rags, cloths, liquids, gases or chemical compounds off of the Premises promptly and according to any applicable laws or regulations after use.
     Section 26.05. At any time during the Term, or within one hundred eighty (180) days thereafter, Lessor may enter upon the Premises and inspect the Premises for any evidence of hazardous or dangerous waste or substances. In the event that there exists any such hazardous waste or hazardous substances deposited during the Term by Lessee, Lessee shall promptly remove and dispose of the same in accordance with all applicable federal, state or local laws or regulations. This Section 26.05. shall survive the termination or expiration of this Lease.
     ARTICLE XXVII.  BROKERS.
     Section 27.01. Lessor and Lessee each represent that it has not dealt with any broker in connection with the negotiation, execution, or delivery of this Lease.
     ARTICLE XXVIII.  COMPLIANCE WITH LAW.
     Section 28.01. Lessee shall, at its sole cost and expense, comply or cause compliance with any notices of violations of any laws and regulations of federal, state, municipal and local governments, departments, commissions and boards, pursuant to law, which may impose any violation, order or duty upon Lessee with respect to the Premises, arising out of Lessee's use thereof. Notwithstanding the foregoing, Lessee may contest or appeal such violations, requirements or orders and shall not be required to comply therewith if Lessee shall contest same by appropriate proceedings and shall not subject Lessor to criminal liability or material civil liability provided Lessee shall give such reasonable security during the pendency of such contest as shall be requested by Lessor with respect to any costs, fines, expenses, penalties or damages which may be imposed on Lessor by reason of Lessee's contest; provided, however, that during any such contest, Lessee shall, unless prohibited by law (i) continue to pay all rentals due under this Lease to Lessor and, (ii) continue operations of the Premises in accordance with the terms and conditions of this Lease. Upon final resolution of any such contest, Lessee shall promptly comply with judgement, finding, or order.
     ARTICLE XXIX. RELATIONSHIP OF PARTIES; DEFINITION OF LESSOR; DEFINITION OF LESSEE.
     Section 29.01. Nothing contained in this Lease shall be construed to create the relationship of principal and agent, partnership, joint venture, or any other relationship between the parties hereto other than the relationship of landlord and tenant. Nothing contained in this Lease shall in any way impose any liability upon the stockholders, officers or directors of Lessor or stockholders, officers, directors or trustees of Lessee, should such parties be corporate entities.
     29.02. The term "Lessor" as used herein, means Lessor named herein and subsequent owner of Lessor's estate hereunder, but any owner of Lessor's estate shall be relieved of all liability under this Lease, after the date it ceases to be the owner of Lessor's estate (except for any liability arising or accruing prior to such date) provided the party succeeding to Lessor's estate shall have executed an agreement of assumption and assignment of Lessor's estate; and further provided that any such assumption of liability is approved in writing by Lessee, which approval shall not by unreasonably withheld.
     Section 29.03. The term "Lessee" as used herein, means Lessee named herein and any subsequent owner of Lessee's estate hereunder.
     ARTICLE XXX.  OPTION TO PURCHASE THE PREMISES.
     Section 30.01. Lessee shall have the right and option to purchase the premises at any time prior to the termination of this Lease for the sum of Three Hundred Eighty Thousand Dollars ($380,000.00); provided that Lessor shall receive written notice of Lessee's intention to exercise its right to purchase at least ninety (90) days prior to the expiration of the Lease Term.
     Section 30.02. All lease payments made pursuant to Article III hereof shall be credited against the said price, so that the price paid at closing shall be a sum equal to the aforesaid purchase price less the total of lease payments made.
     Section 30.03. In the event Lessee desires to exercise its right to purchase prior to the end of the Lease Term, Lessee shall notify Lessor in writing of its intention at any time during the Lease Term, and closing shall occur within thirty (30) days of the receipt of said notice by Lessor. Each party shall be responsible for the payment of such closing costs as are customarily paid by selling and purchasing parties in Appling County, Georgia.
     IN WITNESS WHEREOF, Lessor and Lessee have caused this Lease to be duly executed the day and year first above written.


                         LESSOR:
                         DEVELOPMENT AUTHORITY OF
                         APPLING COUNTY


                         By:_________________________(L.S.)
                            B.W. Sapp, Chairman

                         Attest:_____________________(L.S.)
                                Esco Hall, Jr., Secretary
Signed, sealed and delivered            (CORPORATE SEAL)
this 12 day of October, 1993,
in the presence of:

____________________
Unofficial Witness

/s/Jane Coleman
Notary Public
State of Georgia
County of Appling
Commission Expires:  11/22/96
(NOTARY SEAL)
                         LESSEE:
                         THIMBLE SQUARE, INC.

                         By:/s/Lee Schwartz (L.S.)
                         Title:  President

                         Attest:/s/Jane Silk (L.S.)
                         Title:  Asst. Secretary
Signed, sealed and delivered            (CORPORATE SEAL)
this 12 day of October, 1993,
in the presence of:

____________________
Unofficial Witness

/s/Jane Coleman
Notary Public
State of Georgia
County of Appling
Commission Expires:  11/22/96
(NOTARY SEAL)

                            EXHIBIT A
                        TO LEASE BETWEEN
       DEVELOPMENT AUTHORITY OF APPLING COUNTY, As Lessor
               and THIMBLE SQUARE, INC., As Lessee
                     Dated October 12, 1993


All that tract or parcel of land lying and being in Land Lot No.291 of the Second Land District of Appling County, Georgia, consisting of 3.50 acres, more or less, being designated as Tract No. 3 on that certain plat of survey by Walte P. Copeland, G.R.L.S 2271, which plat is recorded in Plat Book 9, Page 291, Appling County Records, and incorporated by reference herein for a more full and complete description and all other legal purposes.

This property is subject to an easement for a Georgia Power Company power line right way as shown on the aforesaid plat of survey.